                                                Exhibit 10.10

UPS PROTECTIVE COVENANT AGREEMENT

I, Scott Price, am voluntarily entering into this Protective Covenant Agreement ("Agreement") with United Parcel Service, Inc. ("UPS" or "the Company") on the date set forth below (the "Effective Date").

1.	ACKNOWLEDGMENTS:

(a)Key Employee : I acknowledge and agree that, by reason of my highly specialized skillset and the Company's investment of time, training, money, trust, and exposure to Confidential Information, I am intimately involved in the planning and direction of the Company's global business operations.

(b)    Consideration:

(i)Employment: I acknowledge and agree that my execution of, and compliance with, this Agreement are material factors in the Company's decision to hire me and to provide me with access to Confidential Information that is not provided to other employees of the Company, which constitutes good and valuable consideration for the covenants set forth in this Agreement.

(ii)Restricted Stock Units: It is understood and agreed that, on the Effective Date, I will receive a special, one-time grant of Restricted Stock Units ("RSUs") valued at $4,000,000 pursuant to (and subject to the terms of) the UPS 2015 Omnibus Incentive Compensation Plan and a Restricted Stock Unit Award Agreement ("Award Agreement''), which such Award Agreement will include a vesting schedule and various other terms and conditions, and pursuant to which the number of Restricted Stock Units awarded will be calculated by dividing the $4,000,000 value of the grant by the closing price of UPS stock on the grant date. I will be required to acknowledge acceptance of the Award Agreement and the terms and conditions thereof in order to receive the award of the RSUs.

(iii)	Separation Pay. In further consideration for my obligations under this
Agreement, the Company shall pay me Separation Pay under the following terms and conditions:

(y) In the event that my employment is terminated by the Company without Cause during the first two (2) years after the Effective Date, the Company shall pay me Separation Pay.

(z) In the event that my employment is terminated by the Company without Cause after I have been employed for two (2) years after the Effective Date, the Company shall only be required to pay me Separation Pay in the event that the Company elects, at its sole discretion, to require that I be bound by the post-termination Covenant Not to Compete described in Paragraph 6 below. If the Company elects not to require that I be bound by the post-termination Covenant Not to Compete described in Paragraph 6 below, I understand that I will not be paid Separation Pay pursuant to this Paragraph l(b)(iii)(z).

(c) Potential Unfair Competition: I acknowledge and agree that, as a result of my receipt of Confidential Information, my role at UPS, and my relationships with UPS customers and/or employees, I would have an unfair competitive advantage if I were violate this Agreement.

(d) No Undue Hardship: I acknowledge and agree that, in the event that my employment with the Company terminates for any reason, I possess marketable skills and abilities that will enable me to find suitable employment without violating the covenants set forth in this Agreement.

(e) Voluntary Execution: I acknowledge and affirm that I am executing this Agreement voluntarily, that I have read this Agreement carefully, that I have had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that I have not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

2. DEFINITIONS.

(a)"Cause" means a termination of my employment by the Company due to one or more of the following: the commission of any felony or commission of a misdemeanor involving theft or moral turpitude; and/or commission of any act or omission that constitutes neglect or misconduct with respect to my employment duties that results in economic harm to the Company; and/or violation of any of the Company's substance abuse, compliance or any other policies that may be applicable to me and that may be in effect at the time of the occurrence; and/or a breach of any material provision of this Agreement any other agreements or understanding in effect at the time of the breach, between me and the Company.

(b)"Company" means United Parcel Service, Inc., a Delaware Corporation with its principal place of business in Atlanta, Georgia, and all of its Affiliates (as defined in O.C.G.A . § 13-8-51(1)).

(c)"Confidential Information" means all information regarding the Company, its activities, businesses or customers which I learned as a result of my employment, that is valuable to the Company and that is not generally disclosed by practice or authority to persons not employed or otherwise engaged by the Company, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data; legal affairs; management planning information; business plans; acquisition plans; operational methods and technology; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements and specifications; customer pricing and profitability data; past, current and planned research and development; employee-related information and new personnel acquisition plans. "Confidential Information" shall not include information that is or becomes generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. However, although certain information may be generally known in the relevant industry, the fact that the Company uses such information may not be so known and in such instance the information would compromise Confidential Information. This definition shall not limit any definition of "confidential information" or any equivalent term under applicable state or federal law.

(d) "Protected Customers" means customers or actively sought potential customers (i) who I dealt with on behalf of the Company; (ii) whose dealings with the Company are or were coordinated or supervised by me; or (iii) about whom I obtained Confidential Information as a result of my employment with the Company.

(e) "Protected Employee" means an employee of the Company who is employed by the Company at the time of any solicitation or attempted solicitation by me.

(f) "Restricted Competitors" means the companies and/or organizations listed on Attachment A to this Agreement, and incorporated herein by reference.

(g) "Restricted Period" means during my employment with UPS and for a period of two (2) years after my employment ends for any reason.

(h) "Separation Pay" for purposes of this Agreement means (i) an amount equal to two (2) years of my base salary in effect at the time of my termination of employment, to be paid in accordance with the Company's normal payroll practices, less all applicable federal, state and local taxes and other required withholdings; and (ii) my continued vesting in the special, one-time grant of RSUs described in Paragraph 1(b)(ii) above. I understand and agree, however, that the Company shall only be required to continue to pay me the base salary portion of my Separation Pay until the earlier of (A) twenty-four (24) months following the termination of my employment, (B) I accept a position (whether as an employee or otherwise) with another entity, subject to all applicable tax withholdings, or (C) I become qualified for disability payments. I further understand that I will not be eligible to continue to accrue additional benefits and/or additional vesting rights while receiving Separation Pay outside of those provided by the plan documents governing such benefits.

(i) "Trade Secret" means all of the Company's information that I learned about as a result of my employment, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers, that (i) derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. This definition shall not limit any definition of "trade secrets" or any equivalent term under applicable law.

3. DISCLOSURE AND USE OF CONFIDENTIAL INFORMATION AND TRADE SECRETS.

I agree that I will not, directly or indirectly, reveal, divulge, or disclose any Confidential Information or Trade Secrets to any Person not expressly authorized by the Company to receive such information. I further agree that I will not, directly or indirectly, use or make use of any Confidential Information or Trade Secrets in connection with any business activity other than business activity that I am pursuing on behalf of the Company. I acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or my obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. I also understand that nothing contained in this Agreement limits my ability to communicate with any federal, state or local governmental agency or commission ("Government Agencies") or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by me, on my behalf, or by any other individual. I additionally understand and agree that if I make a confidential disclosure of a Company Trade Secret (as defined in 18 U.S.C. §1839) to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law, or in a court filing under seal, I shall not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure.

4. NON-SOLICITATION OF PROTECTED EMPLOYEES.

During the Restricted Period, I will not, without the prior written consent of the Company, directly or indirectly, solicit or induce or attempt to solicit or induce any Protected Employee to terminate his/her employment relationship with the Company or to enter into employment with me or any other person or entity.

5. NON-SOLICITATION OF PROTECTED CUSTOMERS.

During the Restricted Period, I will not, without the prior written consent of the Company, directly or indirectly, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for purposes of providing products and services that are competitive with those provided by the Company.

6. COVENANT NOT TO COMPETE.

During the Restricted Period, I will not, without the prior written consent of the Company, (a) work for a Restricted Competitor; (b) provide advice or consulting services to a Restricted Competitor; or (c) otherwise provide services to a Restricted Competitor that are similar to those services that I provided to the Company and that are competitive with the transportation, delivery or logistics services provided by the Company during my employment. I understand and agree that this non-compete provision is limited to the geographic area where the Company did business during my employment.

7. ENFORCEMENT OF PROTECTIVE COVENANTS.

I acknowledge and agree that the covenants in Paragraphs 3-6 ("Protective Covenants") are necessary to protect the Company's legitimate business interests. In the event that I breach, or threaten to breach, the Protective Covenants, I agree that the Company shall have the right and remedy to: (a) enjoin me, preliminarily and permanently (without the necessity of posting bond), from violating or threatening to violate the Protective Covenants because any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy; (b) require me to account for and pay over to the Company all compensation, profits, monies, or other benefits derived or received by me as the result of any breach of the Protective Covenants; and (c) require me to pay the reasonable attorneys' fees and costs incurred by the Company in enforcing the Protective Covenants.

8. SEVERABILITY / REFORMATION.

I acknowledge and agree that the Protective Covenants are reasonable in time, scope and all other respects and that they will be considered and construed as separate and independent covenants. Should any part or provision of any of the Protective Covenants be held invalid, void or unenforceable in any court of competent jurisdiction, I understand and agree that such invalidity, voidness or unenforceability does not invalidate, void or otherwise render unenforceable any other part or provision of this Agreement. I further agree that, in the event any court of competent jurisdiction finds any of the Protective Covenants to be invalid or unenforceable (in whole or in part), the invalid or unreasonable term must be modified or redefined, or a new enforceable term provided, so that the Protective Covenants are enforceable to the fullest extent permitted by law.

9. TOLLING DURING LITIGATION.

I understand and agree that if I violate any of the Protective Covenants, the period of restriction applicable to each obligation violated will not run during any litigation over such violation, provided that such litigation was initiated during the period of the restriction.

10. RETURN OF MATERIALS.

Immediately following the termination of my employment for any reason or upon request from the Company at any other time, I agree to return all materials, documents, and/or information in my possession or control relating to the Company without retaining any copies in either electronic or hard copy form. I also agree that following my termination for any reason, or upon request from the Company, I will return all materials, documents, and/or information that I received or created in connection with my work as a Key Employee, including but not limited to Confidential Information and Trade Secrets. Such documents, materials and information shall include, without limitation, documents, materials, equipment, keys, credit cards, financial information, correspondence, computer equipment and data, and other documents and things belonging to the Company, including but not limited to Confidential Information and Trade Secrets.

11. AMENDMENT / ASSIGNMENT.

I understand and agree that this Agreement cannot be amended or modified unless such amendment or modification is made in writing and signed by me and a duly authorized representative of the Company. I recognize that this Agreement is for personal services to be performed by me and, as a result, may not be assigned by me to any other Person. I further understand that the Company may assign this Agreement as required by the needs of the business.

12. GOVERNING LAW AND JURISDICTION.

I agree that, without regard to conflict of laws principles, the laws of the state of Georgia govern this Agreement in all respects. I further agree that the federal or state courts of Georgia have exclusive jurisdiction over any dispute relating to this Agreement and I specifically consent to personal jurisdiction in such courts, even if I no longer reside in Georgia at the time of any dispute arising out of or involving this Agreement.

13. WAIVER.

I acknowledge that any waiver by the Company of any breach of this Agreement by me shall not be effective unless confirmed in writing, and that no such waiver shall operate or be construed as a waiver of the same breach or another breach on a subsequent occasion.

14. AT-WILL EMPLOYMENT.

I understand that this Agreement does not create a contract of employment and that my employment relationship with the Company remains at-will.

15. DISCLOSURE OF AGREEMENT.

In the event that I leave the Company for any reason, I agree to disclose the existence and terms of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, partner, co-venturer, investor or lender.

16. ENTIRE AGREEMENT.

This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or the Company. There have been no offers or inducements regarding the making of this Agreement except as set out herein. This Agreement and the Award Agreement referenced above constitute the entire agreement and understanding between me and the Company relating to the subjects described in this Agreement.

Executed this 26 of November, 2017.

/S/ SCOTT A PRICE
Scott Price

Executed this __day of November, 2017.

______________________________

UNITED PARCEL SERVICE, INC.

By: ___________________

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